AMENDMENT TO

MANAGEMENT AGREEMENT

This Amendment to the Management Agreement (“Amendment”) is entered into effective as of August 13, 2012 by and between Unified Series Trust, an Ohio business trust (the “Trust”) and Toreador Research & Trading LLC (the “Adviser”).

WHEREAS, the Trust and the Adviser entered into a Management Agreement dated as of April 7, 2006, as amended and restated effective as of September 1, 2009 (the “Agreement”), pursuant to which the Adviser was engaged by the Trust to serve as the sole investment adviser to the Toreador Large Cap Fund (the “Fund”);

WHEREAS, effective June 21, 2012, the Fund has changed its name to “Toreador Core Fund” and, as a result, the parties desire to amend the Agreement to reflect the name change as provided herein;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. Effective as of June 21, 2012, the name of the Fund shall be the “Toreador Core Fund.”

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

UNIFIED SERIES TRUST	TOREADOR RESEARCH & TRADING LLC

By: /s/ John C. Swhear	By: /s/ Paul Blinn

Name: John C. Swhear	Name: Paul Blinn

Title: Interim President	Title: Managing Director